Exhibit T3A-105

ATTACHMENT TO ARTICLES OF ORGANIZATION

OF

PHW MANAGER, LLC

The Articles of Organization of PHW Manager, LLC (the “Company”) consist of the articles set forth on the preceding page and the additional articles set forth on this Attachment as follows:

8.	Management.

The management of the Company shall be vested in its manager or managers in the manner prescribed by the Company’s operating agreement, as amended from time to time (the “Operating Agreement”). The names and addresses of the persons who are to serve as the Company’s initial managers are set forth in Article 5 on the preceding page.

9.	Payment of Expenses

In addition to any other rights of indemnification permitted by the laws of the State of Nevada as may be provided for by the Company in these Articles of Organization or the Operating Agreement, the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such members or managers in their capacities as members or managers of the Company, must be paid by the Company, or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company as permitted by the laws of the State of Nevada, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an unsecured undertaking by or on behalf of the members or managers to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

Any repeal or modification of this Article 9 approved by the members of the Company shall be prospective only. In the event of any conflict between this Article 9 and any other article of the Company’s Articles of Organization, the terms and provisions of Article 9 shall control.

10.	Compliance with Gaming Laws.

(a) The purposes of and business to be conducted by the Company, in addition to those purposes set forth in the Operating Agreement, are to manage and operate the hotel/casino known as the “Planet Hollywood Resort and Casino” in the State of Nevada. Subject to the Operating Agreement, the Company may also engage in any other lawful act or activity for which limited liability companies may be formed under the laws of the State of Nevada.

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(b) The purported sale, assignment, transfer, pledge, granting of an option to purchase or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission (the “Commission’’). If at any time the Commission finds that a member of the Company is unsuitable to hold an interest in the Company, the Commission shall immediately notify the Company of that fact and the Company shall, within ten (10) days from the date that it receives the notice from the Commission, return to the unsuitable member the amount of his or her capital account as reflected on the books of the Company or the member shall dispose of such interest as provided by the gaming laws and regulations of the State of Nevada. Beginning on the date when the Commission serves notice of a determination of unsuitability, pursuant to applicable law, it is unlawful for the unsuitable member: (a) to receive any dividend or interest or any payment or distribution of any kind, including any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital; (b) to exercise directly or through a proxy, trustee or nominee, any voting right conferred by such interest; (c) to participate in the management of the business and affairs of the Company; or (d) to receive any remuneration in any form from the Company or from any company holding a gaming license, for services rendered or otherwise. Any member that is found unsuitable by the Commission shall return all evidence of any ownership in the Company to the Company, and the unsuitable member shall no longer have any direct or indirect interest in the Company.

(c) Notwithstanding anything to the contrary expressed or implied in these Articles of Organization, to the extent permitted by applicable gaming laws and the Nevada gaming authorities, if a member has been found by the Commission to be unsuitable, the Company shall have the right to redeem, or the unsuitable member shall dispose of its member’s interest in the Company, on the terms and as provided in the Operating Agreement.

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